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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cosmos Health Inc.

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated August 5, 2024, with respect to the audited consolidated financial statements of Cosmos Health Inc. and its subsidiaries (collectively, the “Company”) for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the caption “Experts” in such registration statement.

New York, NY

October 28, 2024

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